Exhibit 8.1

List of Subsidiaries of the Company

Name of Entity	Jurisdiction of Incorporation/Organization
LK Technology Ltd.	British Virgin Islands
Dream Beyond Global Limited	British Virgin Islands
Superengine Holding Limited	British Virgin Islands
BOTBRAIN AI LIMITED	British Virgin Islands
BOTBRAIN LIMITED	Hong Kong
MMB Limited	Hong Kong
Mobile Media (China) Limited	Hong Kong
Beijing Luokuang Spatial-Temporal Data Technology Co., Ltd.	Beijing, PRC
Shenzhen Luokuang Technology Limited	Shenzhen, PRC
Beijing BotBrain AI Information Technology Ltd.	Beijing, PRC
Beijing Zhong Chuan Shi Xun Technology Limited (VIE Entity)	Beijing, PRC
Jiangsu Zhong Chuan Rui You Information and Technology Limited (VIE Entity)	Jiangsu, PRC
Huoerguosi Luokuang Information and Technology Limited (VIE Entity)	Huoerguosi, PRC
Shenzhen Jiu Zhou Shi Dai Digital Technology Limited (VIE Entity)	Shenzhen, PRC
Luokuang Zhitong Technology Limited(VIE Entity)	Beijing, PRC
Beijing Yuanli Anda Technology Co., Ltd. (VIE Entity)	Beijing, PRC
Beijing BotBrain AI Technology Ltd. (VIE Entity)	Beijing, PRC
Nanjing BotBrain AI Technology Ltd. (VIE Entity)	Nanjing, PRC
Superengine Graphics Software Technology Development (Suzhou) Co., Ltd. (Contractual Control Entity)	Jiangsu, PRC
Anhui Superengine Intelligent Technology co., Ltd (Contractual Control Entity)	Anhui, PRC
SuperEngine (Hainan) Technology Development Limited(Contractual Control Entity)	Hainan, PRC